Atomic Paintball, Inc.
                              Consultant Agreement

February 18, 2010

Mark Dominey
18 Ridgewood Drive
Trophy Club, TX 76262

Dear Mr. Dominey,

Please allow this letter to serve as the entire agreement between Atomic Paintball, Inc., (the "Company") and you, Mark Dominey (the "Consultant") with respect to certain aspects of your consulting engagement with the Company.

                                    RECITALS
WHEREAS, Consultant has developed an expertise in the areas of marketing, project planning and development analysis, and intellectual asset development which is of interest to the Company;

WHEREAS, The Company desires to obtain the services of Consultant and Consultant desires to provide the Company with consultancy and advisory services as contemplated pursuant to the terms and conditions contained herein; and

WHEREAS,   the  undersigned   Parties  desire  to  formalize  such   consultancy
relationship;

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to the Agreement agree as follows:

     1. Engagement of Services. The Company hereby engages Consultant as an independent contractor to provide consulting and advisory services as set forth herein. All such consulting and services shall be performed in accordance with the terms and conditions contained herein. Consultant shall report to the Board of Directors, or it's designate. Consultant hereby accepts such engagement in accordance with such terms and conditions.

     2. Services of Consultant. Consultant shall provide consultancy and advisory services and shall remain an independent contractor. Attached hereto as Schedule "A", and incorporated herein by reference, is a service request form specifying the initial scope of work to be rendered by Consultant. The Company may, but is not obligated to, provide additional project and/or service requests to Consultant. Any subsequent service request will be governed by this Agreement. Consultant shall provide such services incident thereto as may be necessary from time to time which services shall include, without limitation, providing the Company with his best efforts and technical expertise.


______Initials                          1                        _______Initials

                             Atomic Paintball, Inc.
                              Consultant Agreement


         Consultant shall provide such other related services as may be requested of Consultant by the Company and as are not inconsistent with the provisions of this Agreement. Consultant agrees to devote Consultant's best efforts, skills, and technical expertise to the business of the Company, to do Consultant's utmost to further enhance and develop the interests and welfare of the Company, and to devote necessary time and attention to the business of the Company, while recognizing Consultant's duties to its other professional responsibilities.

     Consultant shall truthfully and accurately make, maintain and preserve all records and reports, equipment, materials or other property belonging to the Company of which Consultant may have custody and shall pay over and deliver same promptly whenever and however Consultant may be directed to do so.

              Consultant  shall  make  available  to the  Company  any  and  all information of which Consultant has knowledge that is relevant to the Company's business, but is not otherwise prohibited from disclosing, and make all suggestions and recommendations which Consultant believes will be of benefit to the Company.

               3. Duty to Other Parties. The parties recognize that Consultant may provide consultancy or be employed by other parties, and that as such, Consultant may devote time and effort to the business of other parties. Notwithstanding the same, Consultant shall align Consultants' conduct to the fiduciary duties of confidentiality and loyalty owed to the Company. In that regard, Consultant shall inform the Company at the earliest opportunity at such time as consultant may perceive a potential conflict of interest with regard to Consultant's duties to other parties and Consultant's duties to the Company. Consultant shall not make any unauthorized disclosure of the confidential information of other parties to the Company. Consultant shall not make any unauthorized disclosure of the confidential information of the Company to other parties (or any other party not permitted to receive such information).


               4. Compensation. For and inconsideration of the performance by Consultant of the services, terms, conditions, covenants and promises herein recited, the Company agrees and promises to pay to Consultant at the times and in the manner herein stated and as set forth below:






______Initials                          2                        _______Initials

                             Atomic Paintball, Inc.
                              Consultant Agreement


     Consultant shall earn equity equivalent to 100,000 shares of Common Stock with reasonably required restrictions.

     Consultant shall bill the Company monthly for services rendered based on work product provided or delivered as a result of Company authorized projects or service request. Except as otherwise set forth herein, the payment of invoices shall constitute the sole compensation of Consultant hereunder.

     The Company shall reimburse Consultant, from time to time, upon Consultants' submission of expense account and supporting documents as required by the Internal Revenue Service, for all reasonable out of town travel, entertainment, long distance telephone charges, mailing, and other ordinary, reasonable and necessary business expenses incurred by Consultant as part of and in connection with the direct performance of duties specified herein.

     5.   Relationship of the Parties

     5.1 Legal Status. Consultant shall be an independent contractor of the Company. It is expressly declared that such independent contractor status is bona fide and not a subterfuge to avoid employee status. This Agreement shall not create an employer-employee relationship and shall not constitute a hiring of such nature by either party.

     5.2 Consent of Company. Consultant shall have no right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, whether oral or written, without the express prior written consent of the Company.

     5.3 Manner of Performing Services. Consultant shall retain all discretion and judgment in regard to the manner and means of carrying out its duties hereunder subject however, to the reasonable requests of the Company. Consultant shall have the right to control and discretion as to the manner of performance of its services hereunder in that the result of the work and not the means by which it is accomplished shall be the primary factor for which the parties have bargained hereunder. Consultant shall have no obligation to work any particular hours or days or any particular number of hours or days. The Company shall have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the services performed hereunder.





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

                             Atomic Paintball, Inc.
                              Consultant Agreement


     5.4 Payment of Taxes. Consultant shall be responsible for and pay Consultant's own self-employment taxes, estimated tax liabilities, business equipment or personal property taxes and other similar obligations, whether federal, state or local. The Company shall not pay or withhold any FICA, SDI, Federal or State Income Tax or Unemployment Insurance or tax or any other amounts because the relationship of the parties hereto is not that of employer-employee, but that of independent contractor. Consultant shall be solely responsible for the payment of all taxes, withholdings and other amounts due in regard to Consultant's own employee.

     5.5 Employees of Consultant. Consultant may subcontract with and/or employ such parties upon such terms and conditions as it may deem proper or necessary.

     6.   Warranties and Indemnification

     6.1 Warranties. Consultant warrants and represents that the services of Consultant's subcontractors or employees shall be performed in full compliance with the terms and conditions of this Agreement, and, that all services performed hereunder shall be performed in accordance with all federal, state and local laws, rules or regulations.

     6.2 Indemnification by Consultant. Consultant shall indemnify, defend and hold the Company and the property of the company, free and harmless from any and all claims, losses, damages, injuries, and liabilities, including the Company's reasonable attorney fees and cost (the Company may choose its own counsel when defending hereunder), arising from or in any way connected with the performance of services under this Agreement or any other act of omission by Consultant, its agents, subcontractors, or employees.

     6.3 Indemnification by the Company. The Company shall indemnify, defend and hold Consultant and the property of consultant, free and harmless from any and all claims, losses, damages, injuries, and liabilities, including Consultant's reasonable attorney fees and cost, arising from or in any way connected with any act or omission on the part of the Company, its constituent partners, agents, subcontractors, or employees.

     7. Term. Consultant's engagement pursuant to this Agreement shall be month to Month and project based and shall commence upon the date of execution hereof (the "Commencement Date").


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

                             Atomic Paintball, Inc.
                              Consultant Agreement

     7. Termination. Notwithstanding any other provision of this Agreement to the contrary, either party may terminate this Agreement at any time upon ten (10) days prior written notice to the other. This Agreement is terminable at the will of either party for any cause whatsoever.

     8. Contemporaneous Agreements This Consultant Agreement is executed contemporaneously with a Non-Compete, Non-Solicitation, and No Trade Agreement between the parties and attached as "Exhibit A".

     9. Confidentiality. All information derived or provided to Consultant under the terms and specific to the performance of this Agreement, including lists and databases, and any part of such lists, databases, or information, pertaining to customers, merchants, salespersons, financial records, computer software programs, strategic plans, contracts, agreements, literature, manuals, brochures, books, records, correspondence, computer programs, software, source codes, computations, data files, algorithms, techniques, processes, designs, specifications, drawings, charts, plans, schematics, computer disks, magnetic tapes, books, files, records, reports, documents, Instruments, Agreements, contracts, letters, memoranda, financial, accounting, sales, purchase and consultant data, capital structure information pertaining to, Shareholders, Directors, Officers, Consultants, Contractors, Vendors, Suppliers, Customers, Clients, Lenders, Financing and Business Participants, and all persons associated with the Company, information pertaining to business models, business plans, projections, assumptions and analyses, particular projects, and all other data and information and similar items relating to the business of the Company and all other data and information and similar items relating to the Company of whatever kind or nature and whether or not prepared or compiled by the Company and all other materials furnished or made available to Consultant by the Company or any of its affiliates (as hereinafter defined) relating to the business conducted by the Company ("Confidential Information"), is and are proprietary and confidential and are shall remain the sole property of the Company. Affiliate as used in this section shall mean the Company, any entity in which Company owns a majority ownership (directly or indirectly), or any entity which owns a majority ownership of Company (directly or indirectly). Consultant acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that this confidentiality provision constitutes efforts that are reasonable under the circumstances to maintain the secrecy thereof. Consultant further acknowledges that the Confidential Information constitutes trade secrets pursuant to California Civil Codess.3425.1. Consultant shall not, directly or indirectly, at any time during or after termination of consultant use or reveal, divulge, disclose, disseminate, distribute, license, sell, transfer, assign or otherwise make known, directly or indirectly, the Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information


______Initials                          5                        _______Initials

                             Atomic Paintball, Inc.
                              Consultant Agreement

     9.1 Consultant shall exercise the highest degree of care and discretion in accordance with the duty of Consultant hereunder to prevent improper use or disclosure of the Confidential Information and will retain all such Confidential Information in trust in a fiduciary capacity unless:
          (i) such use or disclosure has been authorized in writing by the Company through an officer or director, or (ii) is required to be disclosed by law, a court of competent jurisdiction or a governmental or regulatory agency. Further, Consultant shall return and deliver all such materials, including all copies, remnants, or derivatives thereof to the Company upon the termination of consultant with the Company or at any other time upon request by the Company.

     10. Assignment. The obligations of Consultant under this Agreement are unique and may not be assigned.

     11. Amendments. This Agreement may be amended only in writing executed by Consultant and Company and approved in writing by the majority vote of the Board of Directors of the Company.

     12. Effect of headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     13. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Contract, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

     14. Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover as an element of their damages, reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.



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

                             Atomic Paintball, Inc.
                              Consultant Agreement

     15. Gender; Number. Whenever the context of this Contract requires, the masculine gender includes the feminine or neuter gender, and the singular number includes the plural.

     16. Time of Essence. Time shall be of the essence in all things pertaining to the performance of this Agreement unless waived in writing by the undersigned parties.

     17. Authority. The parties to this Agreement warrant and represent that they have the power and power and authority to enter into this Agreement in the names, titles and capacitates herein stated and on behalf of any entities, persons or firms represented or purported to be represented by each respective party.

     18. Waiver. A Waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to a waiver of such terms of condition for the future, or of any subsequent breach thereof, or of any other term and condition of this Agreement. All Waivers must be made in writing executed by the waiving party.

     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and there are no other representations, warranties, agreements or commitments between the parties hereto except s set forth herein. This Agreement cancels and shall supersede and control any previous agreements between the Parties. This Agreement shall control over any and all provisions or guidelines contained in any Consultant Manual, Consultant Handbook, Company Policy Manual or other similar document. Consultant expressly acknowledges that no Consultant Manual, Consultant Handbook, Company Policy manual or other similar document is or shall become a contract between the Company and Consultant.

     20. Notices. Any notice, request, demand or other communication permitted to be given hereunder shall be in writing and shall be deemed to be duly given when personally delivered to an Consultant Officer of the Company or to Consultant, as the case may be, or when deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of the Company and consultant as shown on the signature page hereto. Either party may change by notice the address to which notices are to be sent.

     21. Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from the contract. The invalidity of such specific provision, however, shall not affect the enforceability of any other provision herein, and the remaining provision shall remain in full force and effect.


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

                             Atomic Paintball, Inc.
                              Consultant Agreement



     22. Choice of Law. This Agreement shall, to the fullest extent allowed by Law, be construed, interpreted and enforced in accordance with the Laws of the State of Texas.



     IN WITNESS WHEREOF, this Agreement is made effective by Consultant and the Company on the date set first forth above.


     COMPANY:                               CONSULTANT:

     Atomic Paintball, Inc.                          Mark Dominey




     BY: _______________________            BY: _______________________
           Steve Weathers, Director                  CEO, as Consultant


















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

                             Atomic Paintball, Inc.
                              Consultant Agreement


                                   Schedule A

                     Duties, Responsibilities and Objectives

     1. Consultant is to serve initially in a role typically associated with the duties of a Chief Executive Officer of 4G Paintball, Inc. Those duties shall consist of the following:

     1. The Chief Executive Officer shall follow the guidelines and instructions issued by the Board of Directors.
     2. The Chief Executive Officer represents the Company externally in matters which form part of the day-to-day management.
     3. The Chief Executive Officer shall ensure that the operations of the Company are carried out in accordance with all applicable laws and high ethical standards.
     4. The Chief Executive Officer shall ensure that the Company's accounts are in accordance with existing regulations and other relevant laws, and that the assets of the Company are soundly managed.
     5. The Chief Executive Officer may not receive remuneration from any other party in connection with his work for the Company.

2.   DUTIES TOWARDS THE BOARD OF DIRECTORS

     1. The Chief Executive Officer shall carry out her work in accordance with the guidelines and instructions issued by the Board of Directors.
     2. The Chief Executive Officer shall ensure that the resolutions of the Board of Directors are carried out.
     3. The Chief Executive Officer is responsible for, in co-operation with the Chairman of the Board of Directors, the preparation of matters which are to be considered by the Board of Directors. Such matters shall be prepared and presented in such a way that the Board of Directors has satisfactory grounds on which to base its discussion.
     4. The Chief Executive Officer shall make a statement on the Company's activities, positions and profit/loss development to the Board of Directors at least every month.
     5. The Board of Directors may at any time require the Chief Executive Officer to report to the Board of Directors on specific matters.

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

     6. The Chief Executive Officer shall have a right and an obligation to participate in meetings of the Board of Directors, and to make comments, unless otherwise decided by the Board of Directors on a case-by-case basis.
     7.   Additional duties as directed by the Board of Directors



























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


                             Atomic Paintball, Inc.
                              Consultant Agreement

                                   Schedule B

     1 First Refusal on CityplaceSale of Shares. If the Consultant or a transferee or assignee of Consultant (the "Selling Shareholder"), proposes to sell all or part of his shares of Common Stock, the following provisions shall apply:

          (a) Notice: The Selling Shareholder shall first give written notice (the "Option Notice") to the Company, which notice shall identify the prospective purchaser and shall set forth in reasonable detail the terms and conditions upon which such sale is proposed to be made, and shall be accompanied by copies of the bona fide offer and any other information furnished to or by the prospective purchasers. Such notice shall automatically grant the Company an option to purchase that portion of the Shares of the Selling Shareholder proposed to be assigned or sold upon the same terms and conditions as contained in the bona fide offer.

          (b) Shares Covered by Option: The option granted herein to the Company must be exercised by the Company as to the entire interest being offered (the "Offered Shares"), unless the Selling Shareholder consents to a sale or transfer of less than the entire interest.

          (c) Exercise of Option: The company, at its sole discretion, may, within thirty (30) days after receipt of the Option Notice (the "Option Period"), give written notice to the Selling Shareholder )the "Acceptance Notice"), signed by the Company, that the Company elects to exercise such option, evidencing its agreement to purchase the Offered Shares.

          (d) Closing of Sale: Closing on the sale of the Offered Shares to the Company shall take place at the principal place of business of the Company ten (10) days after the expiration of the Option Period or at such other place and time as agreed to by the Selling Shareholder and the Company.

          (e) Failure to Exercise Option: If the option is not exercised within the Option Period as to the Offered Shares, the Selling Shareholder may sell or transfer the Offered Shares within sixty
               (60) days thereafter to the prospective purchaser named in the Option Notice at a price and on terms no more favorable than described in the Option Notice.

          (f) Subsequent Transfers: The Selling Shareholder shall not otherwise sell or transfer the Offered Shares to any person after the termination of said sixty (60) day period without again complying with this Section.

          (g) No Pledges: the Consultant and each transferee or assignee of the Employee further agrees and covenants not to pledge, lend, hypothecate or otherwise grant any interest in the shares of the

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

               Common Stock, without the prior written consent of the Company, in its sole discretion. The Company shall be entitled to redeem the shares of Common Stock at the purchase price thereof in the event of any breach of this section


     2. Repurchase Rights. The Shares owned by the Consultant are subject to forfeiture and restrictions on transfer in accordance with the terms and conditions of the Agreement. Subject to the terms of this Agreement, on each month anniversary of the date of this Agreement, on twelfth (1/12) of the Shares shall no longer be subject to the repurchase right set forth herein. Other than as expressly reserved or restricted by this Agreement, the Consultant shall have all the rights of a stockholder with respect to the Shares unless and until the Company exercises its repurchase rights. The Shareholders may not sell, transfer, alienate pledge, or otherwise encumber (i) any Share or fraction thereof, or any interest in a Share or (ii) any other interest in this Agreement, until such Shares are no longer subject to the Company's repurchase rights as set forth herein. Dividends paid with respect to Shares in cash or property other than shares or rights to acquire shares will be paid to the Consultant at the time such dividends are paid to other stockholders. Dividends with respect to Shares paid in shares or rights to acquire shares will be added to and become a part of the Shares.

          a) If this Agreement or the Consulting engagement hereunder, is terminated the Company will have the right (the "Repurchase Right"), but not the obligation, to purchase from the Consultant (or any person to whom Consultant shall have transferred any such Shares) all or any portion of the Shares as to which the Company's repurchase right has not expired as set forth above (the "Repurchased Stock").

          b) If the Company intends to exercise its Repurchase Right with respect to such Repurchased Stock, the Company must give the Shareholder written notice (the Repurchase Notice") within 60 days after the applicable Severance Date, that the Company is exercising its Repurchase Right with respect to the Repurchased Stock, which Repurchase Notice will constitute exercise of the Repurchase Rights. The Company may exercise each Repurchase Right with respect to all or any portion, of the Repurchased Stock subject to such Repurchase Right. Such Repurchase right will expire with respect to the Repurchased Stock subject to such Repurchase Right to the extent not exercised by the Company within 60 days after the Severance Date. The price per share for the Repurchased Stock will be $.001 per share (the "Repurchase Price").






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


          c) If the Company exercises a Repurchase Right with respect to any Repurchased Stock, within 30 days after the date of a Repurchase Notice the Company shall deliver to Consultant the Repurchase Price for the Shares of Repurchased Stock being purchased and Consultant shall deliver to the Company certificates, if any, previously delivered to Consultant representing such Repurchased Stock, duly endorsed for transfer to the Company, or such certificates and a duly executed Stock power transferring such shares of Repurchased Stock to the Company.

































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


                                   "EXHIBIT A"


              NON-COMPETE, NON-SOLICITATION AND NO TRADE AGREEMENT
                                       For
                             Atomic Paintball, Inc.


                                                               February 18, 2010

Mark Dominey
18 Ridgewood Drive
Trophy Club, TX 76262


Ms. Dominey

         In connection with the evaluation of a proposed relationship with Atomic Paintball, Inc. (herein referred to as "Company"), has or is prepared to make available to you certain proprietary information of the Company. As a condition to such information being furnished to you and your directors, officers, or employees (collectively, the "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to you or your Representatives by or on behalf of the Company (herein collectively referred to as the "Confidential Information") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

         The term "Confidential Information" means nonpublic information relating to the Company's business, including, without limitation, invention (whether or not patentable), trade secrets, techniques, processes, methodologies, know-how, ideas, schematics, testing procedures, process design and architecture, design and functional specifications, analysis and performance information, user documentation and the features, mode of operation and other details of its processes, products and services, as well as names and expertise of employees, consultants, suppliers, customers and prospects, partners, proposed partners, and technical, business, financial, marketing, customer and product development plans, forecasts, strategies and other information, which to the extent previously, presently or subsequently disclosed in any manner, including (without limitation) in writing, orally, electronically, or by visual inspection, to you or your representatives. Confidential information disclosed to you or your representatives by the Company and/or its agents is covered by this agreement. The term "Confidential Information" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents, prepared by you or your representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your representatives pursuant to this letter agreement.

         The term "Confidential  Information" does not include information which
(i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you or your representatives, (ii) was within your possession prior to its being furnished to you by the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any other party with respect to such information, (iv) is independently developed by you without

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

access to the Confidential Information, or (v) is disclosed by you to others in accordance with the terms of prior written authorization of the Company.

         You hereby agree that you and your representatives shall use the Confidential Information solely for the purpose of determining whether to enter into a relationship with the Company, that the Confidential Information will be kept confidential and that you and your representatives will not disclose any of the Confidential Information in any manner whatsoever, provided, however, that
(i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your representatives who need to know such information for the sole purpose of determining whether to enter into a relationship with the Company, who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties to this letter agreement. In any event, you shall be responsible for any breach of this letter agreement by any of your representatives and agree at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

         In the event that you or any of your representatives is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your representatives are nonetheless, in the written opinion of your counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your representative may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which your counsel advises is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

         If you decide that you do not wish to proceed with entering into a relationship with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all documents (and all copies thereof) furnished to you or your representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Confidential Information prepared by you or your representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Confidential Information, you and your representative will continue to be bound by your obligations of confidentiality and other obligations hereunder.

         You understand and acknowledge that neither the Company nor any of its representatives make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information. You agree that neither the Company nor any of its representatives shall have any liability to you or to any of your representatives relating to or resulting from the use of the Confidential Information.






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


         You further agree that, without the prior written consent of the Board of Directors of the Company, until such time as any and all material non-public information contained in the Confidential Information has been disclosed publicly , neither you nor any of your affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), acting alone or as part of a group, will: (a) acquire, propose, or offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the Company other than through a direct issuance by the Company, or (b) sell any securities or direct or indirect rights to sell any securities or the Company.

         It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or in equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your representatives have breached this letter agreement, and then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal there from.

         This letter agreement shall be governed by and constructed in accordance with the laws of the State of StateplaceTexas. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.


                                                  Atomic Paintball, Inc.


                                                  --------------------------
                                                  Steve Weathers, Director


Agreed and accepted on _________________.

Signed:           ________________________

Printed Name    Mark Dominey

Title:          Chief Executive Officer







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